Exhibit 99.2

February 28, 2017

To the Stockholders of Handy & Harman Ltd.:

For the year ended December 31, 2016, net sales grew to $828.3 million, from $649.5 million in 2015. Income from continuing operations before tax and equity investment for 2016 was $8.4 million, compared with $41.5 million in 2015. Loss from continuing operations, net of tax, for the year was $10.9 million, or $0.89 per basic and diluted common share, compared with income of $17.0 million, or $1.49 per basic and diluted common share, in 2015. Our 2016 results include certain significant acquisition and integration-related charges, and substantially higher depreciation and amortization, associated with the Company's recently completed acquisitions, as well as other non-cash goodwill and asset impairment charges. Absent those charges, our results were significantly better in 2016 than 2015. We will continue to measure the success of our businesses based on their operating cash flows, which increased by $24.5 million, compared to 2015.

Handy & Harman now consists of six operating segments: Joining Materials, Tubing, Building Materials, Performance Materials, Electrical Products and Kasco. Our businesses performed well due to our diverse product offerings and the structure and discipline of the Steel Business System. The Steel Business System utilizes lean tools and philosophies in operations and commercialization activities to increase sales, improve business processes, and reduce and eliminate waste.

During 2016, and continuing into 2017, we entered into a series of transactions to enhance our product offerings and position us for growth in our niche markets. We have also continued the integration of our recent acquisitions, and initiated restructuring and related activities to enhance our future profitability.

•	We acquired SLI for $162.0 million, resulting in the creation of our new Electrical Products segment.

•	We acquired EME, expanding SLI's product range, for $62.6 million.

•	We made investments in capital projects totaling $25.6 million.

•	We approved the closure of the Lucas-Milhaupt Gliwice, Poland operating facility in our Joining Materials segment as part of our continual focus to optimize infrastructure costs.

•	We sold the equipment and certain customer information, as well as related inventories, of our JPS Slater, South Carolina facility in the Performance Materials segment for $3.5 million.

•	We sold our Micro-Tube Fabricators business in the Tubing segment for $2.5 million in 2017.

Our strategy is to profitably grow and build upon our core business units both internally and through strategic acquisitions. We continue to focus on high margin products, new product development, operational excellence through the Steel Business System and innovative technology. We are interested in acquiring enterprises typically with values of $50 million to $200 million.

We believe in our culture of opportunistic investment, discipline and continuous improvement. Once we buy a business, we immediately implement the Steel Business System to improve productivity, quality and lead times, and reduce cost and working capital. These tools help create value and have a proven track record of improving return on invested capital and free cash flow.

Bill Fejes took the reins at Handy & Harman Group as President and CEO following the acquisition of SLI, where he previously served as President and CEO. Jeff Svoboda, who was previously the President and CEO, continues to serve Handy & Harman as a Director. Doug Woodworth was also elevated to CFO of Handy & Harman, after serving as Vice President and Controller of Handy & Harman since 2012.

We will continue to focus on prudent capital allocation and implementing the Steel Business System. Thank you for your continued support.

Respectfully,

Warren G. Lichtenstein
Chairman
Handy & Harman Ltd.